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                                                                         EXHIBIT 11

                                                                 FLEET FINANCIAL GROUP, INC.
                                                    COMPUTATION OF EQUIVALENT SHARES AND PER SHARE EARNINGS
                                                            Dollars in thousands, except per share data



                                                              For the Twelve Months Ended December 31
                                                   1994                         1993                         1992
                                      ----------------------------  ----------------------------  ----------------------------
                                                         FULLY                         FULLY                         FULLY
                                        PRIMARY         DILUTED       PRIMARY         DILUTED       PRIMARY         DILUTED
                                      ------------  --------------  ------------  --------------  ------------  --------------
Equivalent shares:
Average shares outstanding             139,362,897     139,362,897   134,905,446     134,905,446   122,257,504     122,257,504
Additional shares due to:
   Stock options                           782,436         782,436       730,776         766,256       673,853         938,613
   Warrants                              3,303,694       3,303,694     2,996,091       3,062,547     2,504,307       2,996,947
   8.5% convertible debt                         0               0             0               0             0         373,840
   Series I preferred stock                      0               0             0          31,977             0          43,878
   Series II preferred stock                     0               0             0          99,775             0         133,889
   Dual convertible preferred stock     16,033,994      16,033,994    16,033,994      16,033,994    16,033,994      16,033,994
                                      ------------  --------------  ------------  --------------  ------------  --------------
Total equivalent shares                159,483,021     159,483,021   154,666,307     154,899,995   141,469,658     142,778,665
                                      ============  ==============  ============  ==============  ============  ==============

Earnings per share:

Net income                            $    612,931  $      612,931  $    488,049  $      488,049  $    279,843  $      279,843
Less:  Preferred stock dividends           (15,122)        (15,122)      (22,209)        (22,089)      (27,736)        (27,508)
Plus:   Int. on 8.5% conv. debt                  0               0             0               0             0             466
                                      ------------  --------------  ------------  --------------  ------------  --------------

Adjusted net income                   $    597,809  $      597,809  $    465,840  $      465,960  $    252,107  $      252,801
                                      ============  ==============  ============  ==============  ============  ==============
Total equivalent shares                159,483,021     159,483,021   154,666,307     154,899,995   141,469,658     142,778,665
                                      ============  ==============  ============  ==============  ============  ==============

Earnings per share on net income      $       3.75  $         3.75  $       3.01  $         3.01          1.78  $         1.77
                                      ============  ==============  ============  ==============  ============  ==============
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